Exhibit 12.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated August 31, 2022 relating to the financial statement of YSMD, LLC, which comprise the balance sheet as of February 2, 2022 (inception) and the related notes to the financial statement.

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated September 1, 2022 relating to financial statements of 1742 Spruce Street, LLC, which comprise the balance sheet as of December 31, 2021 and the related statement of operations, changes in member’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

October 31, 2022

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com